Exhibit 10.28

EXECUTION VERSION

LICENSE AGREEMENT

by and between

DICERNA PHARMACEUTICALS, INC.,

on the one hand,

and

PROTIVA BIOTHERAPEUTICS INC.

and

TEKMIRA PHARMACEUTICALS CORPORATION

on the other hand

Dated: November 16, 2014

THE COMPANY HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS. ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT, AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS EXHIBIT WITH “*****”.

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

		Page

9.14	Further Assurances	32

9.15	Performance by Affiliates	32

9.16	Counterparts	32

-iii-

LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”) is entered into as of November 16, 2014 (the “Effective Date”), by and between Dicerna Pharmaceuticals, Inc., a Delaware corporation with offices at 480 Arsenal Street, Building 1, Suite 120, Watertown, MA 02472 USA and its Affiliates (“Dicerna”), on the one hand, and Protiva Biotherapeutics Inc., a British Columbia corporation with a principal place of business at 100-8900 Glenlyon Parkway, Burnaby, B.C., Canada V5J 5J8 (“Protiva”), and Tekmira Pharmaceuticals Corporation, a British Columbia corporation with a principal place of business at 100-8900 Glenlyon Parkway, Burnaby, B.C., Canada V5J 5J8 (“Tekmira”), on the other hand.

RECITALS

WHEREAS, Protiva and its Affiliates (as defined below) possess, and develop and improve from time to time Protiva Patents and LNP Technology (each as defined below);

WHEREAS, Dicerna possesses and develops and improves from time to time intellectual property relating to Dicerna Material (as defined below);

WHEREAS, pursuant to a Material Transfer Agreement, dated August 13, 2014, among Dicerna, Protiva and Tekmira (the “MTA”), the parties performed certain studies in order to determine the potential utility of the Licensed Intellectual Property (as defined below) as it relates to the Product (as defined below) as the basis of this Agreement, with the intent to provide for further studies and activities to formulate, develop for regulatory approval, and commercialize one or more products;

WHEREAS, the Parties are, contemporaneously herewith, entering into a Supply Agreement, pursuant to which Protiva shall Manufacture and supply to Dicerna the Product for certain purposes in accordance with the terms set forth therein;

WHEREAS, Protiva desires to grant Dicerna licenses to the Protiva Intellectual Property (as defined below) to Develop, Manufacture and Commercialize (each as defined below) Products directed to treatment of PH1 upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Tekmira desires to grant Dicerna licenses to the Tekmira Patents (as defined below) to Develop, Manufacture and Commercialize Products directed to treatment of PH1 upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, Tekmira is the parent of Protiva and is willing to guarantee Protiva’s performance under this Agreement, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, Dicerna and Protiva enter into this Agreement effective as of the Effective Date:

ARTICLE I – DEFINITIONS

1.1 General. When used in this Agreement, each of the following terms, whether used in the singular or plural, shall have the meanings set forth in this Article I.

“Affiliate” means, with respect to a Person, any corporation, company, partnership, joint venture or firm which controls, is controlled by, or is under common control with such Person. For purposes of the foregoing sentence, “control” means (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, or (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

“Agreement” has the meaning set forth in the introductory paragraph.

“Applicable Laws” means all applicable laws, statutes, rules, regulations, guidelines, guidances, ordinances, orders, decrees, writs, judicial or administrative decisions and the like of any nation or government, any state or other political subdivision thereof, any entity exercising executive, judicial, regulatory or administrative functions of or pertaining to government (including any Governmental Authority), any tribunal or arbitrator of competent jurisdiction, and any trade organization whose regulations have the force of law.

“Arbitrators” has the meaning set forth in Section 9.7(b).

“CMO” means a contract manufacturing organization.

“Code” has the meaning set forth in Section 2.4(b).

“Commercialize” or “Commercialization” means, excluding Manufacturing, any and all activities directed to marketing, promoting, distributing, importing, having imported, exporting, having exported, selling and having sold products and services, including, subject to the terms of this Agreement, having Third Parties conduct such activities on behalf of the Person receiving the rights to Commercialize.

“Commercially Reasonable Efforts” means the efforts and resources that would reasonably be used (including the promptness with which such efforts and resources would be applied) by a similarly sized company within the biopharmaceutical industry for the pharmaceutical or clinical development, manufacture or commercialization of a pharmaceutical product of similar market and profit potential and at a similar stage in development or product life as compared to the Product or for the other activities to which this term applies.

“Confidential Information” means all confidential information and confidential materials, patentable or otherwise, of a Party disclosed by or on behalf of such Party to the other Party before, on or after the Effective Date in connection with the discussions and negotiations pertaining to, or in the course of performing, this Agreement, the Supply Agreement or the Quality Agreement, including the terms of such agreements, including chemical substances, equipment, data, reports, Know-How, sources of supply, patent positioning, business plans, and also each Party’s proprietary and confidential information of Third Parties in possession of such Party under an obligation of confidentiality, whether or not related to making, using or selling the Product.

“Control,” “Controls” or “Controlled by” means, with respect to Licensed Intellectual Property, the possession of (whether by ownership or license, other than pursuant to this Agreement), or the ability of Protiva or Tekmira, as applicable, to grant access to, or a license or sublicense of, the Licensed Intellectual Property as provided for herein.

“Cover,” “Covers” or “Covered by” means, with respect to the Product, that, but for ownership of or a license or sublicense granted under a Valid Claim of a Protiva Patent, the Development, Manufacture, or Commercialization with respect to the Product would infringe such Patent (or, if such Patent is a patent application, would infringe a patent issued from such patent application based on the claims pending in the patent application as of the moment the determination of “Cover,” “Covers,” or “Covered by” is being made).

“CTA” means a Clinical Trial Application filed with the national competent authority in an EU member state for regulatory approval of a clinical trial of the Product, including all amendments and supplements to the application.

“Develop,” “Developing” or “Development” means Manufacturing and any and all activities and studies required to develop products and services for Regulatory Approval or for Commercialization, including, subject to the terms of this Agreement, having Third Parties conduct such activities and studies on behalf of the Person receiving the rights to Develop.

“Dicerna” has the meaning set forth in the Preamble.

“Dicerna Indemnitees” has the meaning set forth in Section 7.1.

“Directed to” means, in respect of any Product, the initial Development Program, the initial IND and the initial NDA submitted with a Regulatory Authority for Regulatory Approval in respect of such Product are intended for the treatment of PH1.

“Disclosing Party” means the Party that discloses its Confidential Information.

“Discover”, “Discovering” or “Discovery” means any and all research or discovery activities in respect of products and services, including, subject to the terms of this Agreement, having Third Parties conduct such activities on behalf of the Person receiving the rights to Discover.

“Dispute” has the meaning set forth in Section 9.7(b).

“DMF” means Protiva’s Drug Master File(s) filed with any Regulatory Authority covering the Manufacture of Product.

“Effective Date” has the meaning set forth in the introductory paragraph.

“EMA” means the European Medicines Agency, a body of the European Union and established by Regulation (EC) No 726/2004 of the European Parliament and of the Council of March 31, 2004, or any successor agency(ies) thereof performing similar functions.

“Enforcement Costs” has the meaning set forth in Section 5.3(c)(ii)(a).

“Enforcing Party” has the meaning set forth in Section 5.3(c)(i).

“European Union” or “EU” means the European Union which, following the entry into force of the Treaty of Lisbon on December 1, 2009, replaced and succeeded the European Community established by the Treaty of Rome signed on March 15, 1957.

“Excluded Target” means *****.

“FDA” means The Food and Drug Administration of the United States Department of Health and Human Services, or any successor agency(ies) thereof performing similar functions.

“Field” means treatment, prevention or diagnosis of (i) human disease or other medical disorder and (ii) animal (excluding fish and arthropods) disease or other medical disorder; provided, however, that the term “Field” shall not include any Product directed to any Excluded Target.

“Final Inventory” has the meaning set forth in Section 8.6(b).

“First Commercial Sale” means the first bona fide sale of the Product to a non-Sublicensee Third Party in an arm’s length transaction after Regulatory Approval in response to a submission of an NDA.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Authority” means any United States or supra-national, foreign, federal, state, local, provincial, or municipal government, governmental, regulatory or administrative authority, agency, body, branch, bureau, instrumentality or commission or any court, tribunal, or judicial or arbitral body having relevant jurisdiction over a subject matter, including any Regulatory Authority.

“HAO1” means Hydroxyacid Oxidase (Glycolate Oxidase) 1, a gene transcribing for the protein 2-hydroxyacid oxidase 1.

“IND” means, with respect to the Product, an Investigational New Drug Application filed with respect to the Product, as described in the FDA regulations, including all amendments and supplements to the application, and any equivalent filing with any Regulatory Authority outside the United States.

“Indemnified Party” has the meaning set forth in Section 7.3.

“Indemnifying Party” has the meaning set forth in Section 7.3.

THE COMPANY HAS REQUESTED AN ORDER FROM THE COMMISSION PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS. ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT, AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS EXHIBIT WITH “*****”.

“Insolvent Party” has the meaning set forth in Section 8.5.

“Joint Patent” has the meaning set forth in the Supply Agreement.

“Know-How” means biological materials and other tangible materials, information, data, inventions, practices, methods, methodologies, protocols, formulas, formulations, oligonucleotide sequences, knowledge, trade secrets, processes, assays, skills, experience, techniques and results of experimentation and testing, patentable or otherwise.

“Licensed Intellectual Property” means the Protiva Intellectual Property and the Tekmira Patents.

“Lipid Nanoparticles” means lipid particles (plus or minus encapsulated drug), lipid components of lipid particles, formulations comprising lipid particles and methods of manufacturing lipid particles.

“LNP Technology” means the intellectual property (other than Protiva Patents) covering nucleic acid delivery technology directed to (i) the composition of matter of Lipid Nanoparticles, (ii) the method of use of Lipid Nanoparticles, or (iii) the method of manufacturing Lipid Nanoparticles (plus or minus encapsulated drug), in each case, Controlled by Protiva.

“Losses” has the meaning set forth in Section 7.1.

“MAA” means a Marketing Authorization Application and all amendments and supplements thereto for the Product filed with the EMA or a national competent authority in an EU member state, including all documents, data, and other information concerning the Product that are necessary for obtaining Regulatory Approval to place the Product on the market in the EU or in an EU member state.

“Manufacture” or “Manufacturing” means, with respect to a Lipid Nanoparticle or product, all activities associated with the production, manufacture, testing, fill/finish, packaging, labeling, releasing or processing of such raw material or product, including having Third Parties conduct such activities on behalf of the Person having the rights to Manufacture.

“MTA” has the meaning set forth in the recitals.

“Milestone Payment” has the meaning set forth in Section 3.1(b).

“NDA” means the New Drug Application and all amendments and supplements thereto for the Product filed with the FDA, including all documents, data, and other information concerning the Product that are necessary for gaining Regulatory Approval to market and sell the Product in the United States.

“Net Sales” *****

THE COMPANY HAS REQUESTED AN ORDER FROM THE COMMISSION PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS. ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT, AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS EXHIBIT WITH “*****”.

*****

“New York Courts” has the meaning set forth in Section 9.7(c).

“Non-PH1 Patent Infringement Action” has the meaning set forth in Section 5.3(b).

“Party” means either Dicerna or Protiva (or, where specified, Tekmira); “Parties” means Dicerna and Protiva (and, where specified, Tekmira).

“Patent” means any patent (including any reissue, extension, substitution, confirmation, re-registrations, re-examination, revival, supplementary protection certificate, patents of addition, continuation, continuation-in-part, or divisional) or patent application (including any provisional application, non-provisional patent application, continuation, continuation-in-part, divisional, PCT international applications or national phase applications), in each case whether in the U.S. or any foreign country.

“Patent Infringement Action” has the meaning set forth in Section 5.3(c).

“Permitted Contractor” means a Third Party (e.g. a contractor or consultant) that performs the activities assigned to Protiva under this Agreement or the Supply Agreement under a bona fide contract services arrangement for which Protiva has received Dicerna’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) as to the identity of the Third Party and the scope of activities to be performed by such Third Party.

THE COMPANY HAS REQUESTED AN ORDER FROM THE COMMISSION PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS. ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT, AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS EXHIBIT WITH “*****”.

“Person” means an individual, corporation, limited liability company, syndicate, association, trust, partnership, joint venture, unincorporated organization, government agency or any agency, instrumentality or political subdivision thereof, or other entity.

“PH1” means Primary Hyperoxaluria 1.

“PH1 Patent Infringement Action” has the meaning set forth in Section 5.3(c).

“Pivotal Trial” means a (a) clinical trial that is designed to study the safety and efficacy of the Product (and to help evaluate its overall risks and benefits) and is intended to form the primary basis for Regulatory Approval for Commercialization of the Product in one or more countries in the Territory, (b) clinical trial that Dicerna or its Affiliate expressly refers to in a press release as a “pivotal” trial or study, or (c) clinical trial that satisfies either of the following: (i) the protocol for that clinical trial shall have been reviewed by the FDA or other relevant Regulatory Authority under its procedures for reaching agreement on the design and size of clinical trials intended to form the primary basis of Regulatory Approval for Commercialization of the Product, such as the FDA Guidance for Industry: Special Protocol Assessment (May 2002) (or equivalent guidance issued in the future), and any comments from the FDA or other relevant Regulatory Authority on that protocol shall have been incorporated in the final protocol for that clinical trial or resolved to the satisfaction of the FDA or other relevant Regulatory Authority as evidenced by further written communications from the FDA or other relevant Regulatory Authority; or (ii) the FDA or other relevant Regulatory Authority has determined in writing that the clinical trial can be considered as the primary basis for Regulatory Approval for Commercialization of the Product. For the avoidance of doubt, a clinical trial satisfying any of the requirements sufficient to render it a Pivotal Trial under this definition shall be considered a Pivotal Trial even if more than one such trial is required by the FDA or other Regulatory Authority for Regulatory Approval for Commercialization of the Product. Such a trial shall be considered initiated on the later of: (1) the date that it first satisfied the requirements of this definition; or (2) the date of the first dosage of a patient in such trial.

“Proceeds” has the meaning set forth in Section 5.3(c)(ii).

“Product” means one or more formulations using Licensed Intellectual Property formulated with one or more nucleic acid compositions (including oligonucleotide constructs that are designed to function using RNA interference) for the treatment of PH1.

“Product Composition Patent” has the meaning set forth in the Supply Agreement.

“Protiva” has the meaning set forth in the Preamble.

“Protiva Indemnitees” has the meaning set forth in Section 7.2.

“Protiva Intellectual Property” means, collectively, the Protiva Patents, LNP Technology and Confidential Information of Protiva.

“Protiva Materials” means all materials not supplied by or on behalf of Dicerna, its Affiliates or their Sublicensee that Protiva uses for the performance of the Studies and the Services.

“Protiva Patents” means all Patents Controlled by Protiva that include claims that Cover (i) the composition of matter of Lipid Nanoparticles, (ii) the method of use of Lipid Nanoparticles, or (iii) the method of Manufacturing Lipid Nanoparticles (plus or minus encapsulated drug), in each case that are useful or necessary for the Development, Manufacture or Commercialization of the Product, or otherwise Cover any Product, including the Patents listed on Exhibit A, but excluding the Patents listed on Exhibit C and all Joint Patents.

“Quality Agreement” means the quality agreement dated as of the date hereof between the Parties.

“Receiving Party” means the Party that receives Confidential Information of the other Party.

“Record Retention Period” has the meaning set forth in Section 3.3(b).

“Regulatory Approval” means any registration, license, approval or authorization from any Regulatory Authority required for the Development, Manufacture or Commercialization of the Product in a regulatory jurisdiction anywhere in the world.

“Regulatory Authority” means any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity anywhere in the world with authority over the Development, Manufacture or Commercialization of the Product under this Agreement. The term “Regulatory Authority” includes the FDA, the EMA, the European Commission and relevant national competent authorities in the EU member states.

“Royalty” has the meaning set forth in Section 3.2(a).

“Royalty Payment Term” means, for any Product on a country-by-country basis, the term beginning on the Effective Date and ending on the later of (i) the last to expire Valid Claim of a Royalty Term Patent infringed by such Product in such country, (ii) the expiration of the data exclusivity granted by the Regulatory Authority in such country in respect of such Product, and (iii) the tenth (10th) anniversary of the First Commercial Sale of such Product in such country.

“Royalty Term Patents” means (i) any Protiva Patents or Tekmira Patents provided such Patents have been identified to Dicerna in writing at any time during the Term and Protiva has provided Dicerna with a copy thereof, and (ii) subject to Section 7.3(e) of the Supply Agreement, the Product Composition Patent, if any.

“Services” has the meaning set forth in the Supply Agreement.

“Solvent Party” has the meaning set forth in Section 8.5.

“Studies” has the meaning set forth in the MTA.

“Sublicense Agreement” has the meaning set forth in Section 2.2(a).

“Sublicensee” means a Third Party to whom Dicerna has granted a sublicense in a Sublicense Agreement pursuant to the terms hereof.

“Supply Agreement” means the Development and Supply Agreement dated as of the date hereof between the Parties.

“Tekmira Patents” means all Patents Controlled by Tekmira that include claims that Cover (i) the composition of matter of Lipid Nanoparticles, (ii) the method of use of Lipid Nanoparticles that are useful or necessary for the Development, Manufacture or Commercialization of the Product, or otherwise Cover any Product, including the Patents listed on Exhibit B, but excluding the Patents listed on Exhibit C, or (iii) the method of manufacturing Lipid Nanoparticles (plus or minus encapsulated drug).

“Term” means the term described in Section 8.1.

“Territory” means worldwide.

“Third Party” means any Person other than Protiva, Dicerna or any of their respective Affiliates.

“Third Party Claim” has the meaning set forth in Section 7.3.

“Valid Claim” means a claim of: (a) an issued and unexpired Protiva Patent, Tekmira Patent or Product Composition Patent, which claim has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, which is not appealable or has not been appealed within the time allowed for appeal, and which has not been abandoned, disclaimed, denied, or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise; or (b) a patent application that is a Protiva Patent, Tekmira Patent or Product Composition Patent that has not been pending for more than ***** years after the original priority date for said application, and that has not been cancelled, withdrawn or abandoned, or finally rejected by an administrative agency action, and which is not appealable or has not been appealed within the time allowed for appeal.

1.2 Interpretation.

(a) Words such as “herein”, “hereinafter”, “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a section, paragraph or clause in which such words appear, unless the context otherwise requires. Enumerative references to sections, paragraphs or clauses, or exhibits, without reference to an explicit agreement, document or exhibit, refer to this Agreement or exhibits attached to this Agreement, as applicable. The singular shall include the plural, and each masculine, feminine and neuter reference shall include and refer also to the others, unless the context otherwise requires. The words “include”, “includes” and “including” are deemed to be followed by “without limitation” or words of similar import. Except where the context otherwise requires, the word “or” is used in the inclusive sense (and/or). All dollar amounts are expressed in U.S. dollars.

(b) In the event of any direct conflict between this Agreement and the Supply Agreement, the provisions of this Agreement shall prevail; provided, however, that if either this Agreement or the Supply Agreement expressly contemplates such conflict, the terms of such agreement shall control.

THE COMPANY HAS REQUESTED AN ORDER FROM THE COMMISSION PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS. ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT, AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS EXHIBIT WITH “*****”.

ARTICLE II – LICENSE GRANTS AND RELATED RIGHTS

2.1 License Grants to Dicerna.

(a) Protiva hereby grants to Dicerna, and Dicerna hereby accepts, a worldwide, sublicensable (subject to Section 2.2), irrevocable (except as set forth in Article VIII), perpetual (subject to Article VIII) right and license under Protiva Intellectual Property (including the Patents listed on Exhibit A) to Develop, Manufacture and Commercialize Products that both (i) are Directed to treatment of PH1, and (ii) are for use in the Field.

(b) Tekmira hereby grants to Dicerna, and Dicerna hereby accepts, a worldwide, sublicensable (subject to Section 2.2), irrevocable (except as set forth in Article VIII), perpetual (subject to Article VIII) right and license under Tekmira Patents (including the Patents listed on Exhibit B) to Develop, Manufacture and Commercialize Products that both (i) are Directed to treatment of PH1, and (ii) are for use in the Field.

(c) The licenses in Sections 2.1(a) and 2.1(b) are exclusive (even as to Protiva and Tekmira), except with respect to the license rights granted by Protiva or Tekmira to the Licensed Intellectual Property prior to the Effective Date set forth on Exhibit D.

2.2 Sublicensing.

(a) Dicerna may grant written sublicenses (each, a “Sublicense Agreement”) to the Licensed Intellectual Property (subject to Section 2.4(b)) solely to Develop, Manufacture and Commercialize Products are solely directed to the treatment of PH1 for use in the Field, including to CMOs; provided, however, that any sublicense granted by Dicerna shall be subject and, except as set forth below, subordinate to the terms and conditions of this Agreement and shall contain terms and conditions consistent with those in this Agreement. Dicerna shall assume full responsibility for the performance of all obligations and observance of all terms herein under the licenses granted to it. If Dicerna becomes aware of a material breach of any Sublicense Agreement by a Sublicensee, Dicerna shall promptly notify Protiva of the particulars of same and take Commercially Reasonable Efforts to enforce the terms of such Sublicense Agreement. All Sublicense Agreements shall provide that the Sublicensee may only use the Confidential Information of Protiva in accordance with terms of this Agreement applicable to Dicerna’s use of such Confidential Information and subject to provisions at least as stringent as those set forth in Article VI. Dicerna shall use Commercially Reasonable Efforts to make Protiva an express third-party beneficiary of each CMO Agreement (as defined in the Supply Agreement), and Protiva shall be an express third-party beneficiary of any other Sublicense Agreement, including the provisions related to use and disclosure of Protiva’s Confidential Information. Upon expiration or termination of this Agreement, and provided any Sublicensee is in good standing and has not contributed to the breach or other circumstance that led to any termination, such Sublicense Agreement will remain in full force and effect and Dicerna will be required, until the expiration or termination of each Sublicense Agreement, to: (i) remit to Protiva all royalties or other payments Dicerna receives from any Sublicensee regarding the sale or other disposition of any Products; and (ii) enforce the terms of the Sublicense Agreement at the direction and expense of Protiva.

(b) Unless otherwise provided in this Agreement, Dicerna shall notify Protiva within ***** days after execution of a Sublicense Agreement and provide a copy of the fully executed Sublicense Agreement to Protiva within the same time, which shall be treated as Confidential Information of Dicerna under Article VI. Dicerna may redact any financial or other competitively sensitive information from any Sublicense Agreement prior to disclosure to Protiva.

2.3 Grant Back. Dicerna agrees to grant and hereby grants (a) to Protiva a non-exclusive, non-royalty-bearing, sublicensable right and license under the Licensed Intellectual Property solely for purposes of performing its obligations under this Agreement, the Supply Agreement and the Quality Agreement and (b) to Tekmira a non-exclusive, non-royalty-bearing, sublicensable right and license under the Tekmira Patents solely for purposes of performing its obligations under this Agreement, the Supply Agreement and the Quality Agreement.

2.4 Retained Rights.

(a) Each of Protiva and Tekmira expressly retains any rights not expressly granted to Dicerna under this Article II (or otherwise under this Agreement) or under the Supply Agreement. Nothing in Section 2.1 limits Protiva’s ability to perform its obligations under this Agreement or the Supply Agreement.

(b) Notwithstanding anything to the contrary contained herein but subject to terms set forth in the Supply Agreement, including Section 7.2 of the Supply Agreement, (i) neither Tekmira nor Protiva is granting to Dicerna a license to Research, Develop or otherwise improve upon the Lipid Nanoparticles based on Tekmira Patents or Protiva Intellectual Property or Confidential Information it has received from Tekmira or Protiva (but, for clarity, Dicerna may otherwise Research, Develop and improve upon Lipid Nanoparticles without the use of Tekmira Patents, Protiva Intellectual Property or Confidential Information it has received from Tekmira or Protiva); and (ii) no license is provided from either Party to the other to use its Know-How, except as may be necessary or useful for a Party to fulfill its obligations to any Regulatory Authority (subject to the penultimate sentence in Section 6.3) or necessary for a Party to perform the activities required or expressly permitted under this Agreement, the Supply Agreement or the Quality Agreement and with respect to the Product.

2.5 Rights in Bankruptcy. All licenses and rights to licenses granted under or pursuant to this Agreement by Protiva to Dicerna are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Code. Dicerna, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code, and that upon commencement of a bankruptcy proceeding by or against Protiva (or any Affiliate of Protiva that owns or Controls Protiva Intellectual Property or Tekmira Patents) under the Code, Dicerna shall be entitled to a complete duplicate of, or complete access to (as Dicerna deems appropriate), any such intellectual property and all embodiments of such intellectual property.

2.6 Contractors. Notwithstanding Sections 2.1 and 2.2, Protiva may utilize Permitted Contractors to perform its obligations in accordance with this Agreement or the Supply

THE COMPANY HAS REQUESTED AN ORDER FROM THE COMMISSION PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS. ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT, AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS EXHIBIT WITH “*****”.

Agreement provided that Protiva shall not share Dicerna’s Confidential Information with any Permitted Contractor unless Protiva and its Permitted Contractor shall have executed a binding agreement which contains (i) obligations of confidentiality, non-use, and invention assignment consistent with and at least as protective of Dicerna’s rights as the provisions of this Agreement, and (ii) other reasonable and customary terms and conditions, so as to enable Protiva to comply with its obligations under this Agreement and the Supply Agreement.

ARTICLE III – FINANCIAL PROVISIONS

3.1 Upfront Payment and Milestone Payments.

(a) On or before the third (3rd) day following the Effective Date, Dicerna shall make a one-time fully-earned, non-refundable and non-creditable payment to Protiva in the amount of US $2,500,000 as partial consideration for the rights granted under this Agreement.

(b) Subject to the terms and conditions of this Agreement, Dicerna shall make the following fully-earned, non-refundable and non-creditable milestone payments upon the achievement of the specified milestones with respect to a Product (each a “Milestone Payment”):

Milestone Event	Milestone Fee
*****	*****

*****	*****

*****	*****

(c) If there is more than one Product in Development or Commercialization at the same time, Dicerna shall be obligated to make each Milestone Payment for every Product that achieves the milestone set forth above (i.e., if there is more than one Product that satisfies the applicable milestone event, more than one Milestone Payment for the milestone event shall be owed by Dicerna to Protiva); provided, however, that if the first milestone event in Section 3.1(b) has been reached for a Product (i.e., initiation of a first Pivotal Trial) and the Milestone Payment made, but such Product does not ultimately obtain Regulatory Approval in the United States, any EU market or the market of any EU member state, then on any subsequent Product there will not by any Milestone Payment due upon the initiation of a first Pivotal Trial for that subsequent Product.

(d) Dicerna shall act in good faith in determining whether to designate its clinical trials for Products as “pivotal trials” and shall not manipulate the structure of its clinical trials for Products that would otherwise meet the definition of a Pivotal Trial in such a manner as to avoid meeting such definition for purposes of delaying payment of the applicable Milestone Payment.

THE COMPANY HAS REQUESTED AN ORDER FROM THE COMMISSION PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS. ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT, AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS EXHIBIT WITH “*****”.

3.2 Royalty Payments.

(a) In addition to the payments set forth in Section 3.1, during the Royalty Payment Term, Dicerna shall pay to Protiva the following royalty amounts with respect to the Net Sales of Products (the “Royalty”):

Royalty Table
Net Sales	Royalty (Percent of Net Sales)
For all cumulative, worldwide Net Sales less than *****	*****

For cumulative, worldwide Net Sales equal to or exceeding ***** but less than *****	*****

For cumulative, worldwide Net Sales equal to or exceeding *****	*****

(b) For clarity, the application of the Royalty tiers in the above Royalty Table will be progressive, meaning that the Royalty percentage in each tier only applies to Net Sales in that tier and not retroactively to prior Net Sales in a lower tier.

(c) No royalty offsets shall apply for Third Parties owed royalties by Dicerna for DCR-PH1 or any adjuvant or additional active substance. The Royalties are inclusive of royalties, if any, owed by Protiva to Third Parties for any intellectual property licensed to Dicerna under this Agreement, which third-party royalties are exclusively the obligation of Protiva.

3.3 Royalty Reports; Expense Reports; Records and Audits.

(a) Within ***** days after the end of each calendar quarter during the Royalty Payment Term until the calendar quarter after which Dicerna or any of its Affiliates or Sublicensees is no longer selling any Products, Dicerna shall provide to Protiva a written report (in electronic form) that includes, for each calendar quarter, (i) the gross invoiced sales of the Product sold during such quarter, (ii) the Net Sales of the Products, and (ii) the calculated amount of the Royalty owed by Dicerna pursuant to Section 3.2 in respect of the sale of the Products. If reasonably requested by Protiva, Dicerna will also provide non-binding estimates for Net Sales and Royalties after the calendar quarter end but prior to delivery of the written report.

(b) Until the fifth (5th) anniversary of the date any book or record is created or such longer period required by Applicable Law (the “Record Retention Period”), Dicerna shall

THE COMPANY HAS REQUESTED AN ORDER FROM THE COMMISSION PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS. ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT, AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS EXHIBIT WITH “*****”.

maintain and retain complete and accurate books of account and records covering all transactions relating to payment of amounts that may be due under Section 3.2 of this Agreement. Upon the reasonable advance notice of Protiva (of at least ***** days), Dicerna shall make such books and records available for inspection and audit by Protiva’s authorized representative (which shall be a national certified public accounting firm designated by Protiva), subject to reasonable precautions to protect the confidential information of Dicerna. Protiva may not audit Dicerna’s books and records more than once in any *****-month period. All audits must be conducted during normal business hours of Dicerna and conducted in a manner so as to minimize the impact on the normal operations of Dicerna. The accounting firm conducting any such audit must provide a report of its findings of any audit to both Parties, may only identify in such report whether the amount of Royalties paid was correct and the actual amount of Royalties payable and may not disclose any other Confidential Information of Dicerna. The auditor’s report and all other information disclosed to the auditor or generated by the auditor in such audit will be the Confidential Information of Dicerna. Protiva shall pay the cost of such audits unless it discovers that Dicerna has underreported aggregate Net Sales during any year in the Record Retention Period by an amount of ***** or more, in which case the costs of such audit shall be borne by Dicerna. If an audit reveals an underpayment or overpayment, the Party responsible for making payment shall promptly pay to the other Party the amount of the underpayment or overpayment discovered unpaid under this Section 3.3(b), subject to Section 3.4(d).

3.4 Payment Procedure.

(a) Remittance of payments under this Article III shall be made by means of wire transfer of immediately available funds to a bank account designated in advance in writing by Protiva. All amounts payable to Protiva under this Agreement shall be paid in United States Dollars. In those cases in which the amounts due in United States Dollars is calculated based on one or more currencies other than United States Dollars, such amounts shall be converted into United States Dollars using the spot exchange rate for the relevant currency on the date of the applicable transaction, as such exchange rate is published by the Wall Street Journal (or comparable publication if not available).

(b) Any Milestone Payment owed pursuant to Section 3.1(b) shall be paid by Dicerna to Protiva within ***** days after the occurrence of the event triggering the payment of such Milestone Payment.

(c) Any Royalty shall accrue in accordance with Section 3.2 during the applicable Royalty Payment Term. Royalty obligations that accrue during a calendar quarter shall be paid within ***** days after the end of such quarter.

(d) Any payments due from one Party to the other Party under this Article III that are not paid by the date such payments are due shall bear interest from the date such unpaid payments are due until paid in full at the lesser of: (i) ***** per month; or (ii) the highest amount of interest permitted by Applicable Law. The foregoing interest shall be in addition to any other remedies that either Party may have pursuant to this Agreement.

(e) Protiva is solely responsible for any sales, use, excise, value-added, services, consumption, or other similar tax that is assessed in connection with any payment due hereunder

THE COMPANY HAS REQUESTED AN ORDER FROM THE COMMISSION PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS. ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT, AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS EXHIBIT WITH “*****”.

and shall either pay such payment directly or reimburse Dicerna for the same. Any withholding or other taxes that Dicerna or its Affiliates are required by Applicable Law to withhold or pay on behalf of Protiva may be deducted from such payments and paid to the appropriate tax authority contemporaneously with the remittance to Protiva, provided that (i) Dicerna promptly furnishes to Protiva proper evidence of the taxes so paid and (ii) Dicerna cooperates with and furnishes to Protiva appropriate documents to secure application of the most favorable rate of withholding tax under Applicable Law (or exemption from such withholding tax payments, as applicable). Dicerna and Protiva shall use Commercially Reasonable Efforts to cooperate to minimize any such taxes, assessments and fees to the extent permitted by Applicable Law.

3.5 Term of Payments. Following expiry of the Royalty Payment Term in respect of any country (a) the licenses granted to Dicerna with respect to such country become fully paid-up, sublicensable, royalty-free, exclusive (subject to Section 2.1(b)), transferable, perpetual and irrevocable licenses continuing indefinitely and (b) the obligation of Dicerna to pay any Royalties with respect to sales of Products in such country terminates.

ARTICLE IV – ADDITIONAL OBLIGATIONS

4.1 Obligations of Protiva. Protiva shall, itself or through its Affiliates or Permitted Contractors upon Dicerna’s reasonable request, use Commercially Reasonable Efforts to assist Dicerna in obtaining any license from any Third Party needed for Dicerna or its Affiliates to exploit the LNP Technology as contemplated by this Agreement (provided that such efforts would not require Protiva to make any payment to any such Third Party).

4.2 Obligations of Dicerna.

(a) Dicerna shall, itself or through its Affiliates or Sublicensees, use Commercially Reasonable Efforts to Develop and Commercialize the Product, provided that Protiva’s sole remedy for Dicerna’s breach of this Section 4.2(a) is as set forth in Section 8.3.

(b) Until the earlier of (i) termination of this Agreement or (ii) the First Commercial Sale of the Product, Dicerna shall not, directly or indirectly, in-license from any Third Party for use with the Product a drug delivery system competitive with (A) the composition of matter of Lipid Nanoparticles, (B) the method of use of Lipid Nanoparticles or (C) the method of manufacturing Lipid Nanoparticles (plus or minus encapsulated drug), in each case, Controlled by Protiva or Tekmira and licensed to Dicerna hereunder; provided, however, that if, after such period, Dicerna in-licenses from a Third Party such drug delivery system, then, as the sole remedy to Protiva, the license grant by Protiva in Section 2.1 shall thereafter be on a non-exclusive basis. The foregoing does not prohibit Dicerna from licensing any Third Party technology or intellectual property necessary to Develop, Manufacture, or Commercialize the Products.

4.3 Other Obligations and Agreements of the Parties.

(a) Each Party agrees that from the Effective Date until the expiration of one (1) year after the expiration of the Term of this Agreement, it shall not, except upon the express prior written consent of the other Party in each instance, directly or indirectly employ in any capacity (whether as a full or part time employee or as a consultant or contractor) any individual who is then employed by such other Party and has worked in any capacity related to this Agreement, the Supply Agreement or the Quality Agreement. This provision shall not apply to or prohibit general solicitations, such as job postings though public media, not focused on or directed specifically to the personnel of the other Party or hiring or employing any individual who is hired by a Party in response to those general solicitations.

(b) The Parties acknowledge and agree that, in respect of the Product, all regulatory dossiers filed by Dicerna with the Regulatory Authorities and Regulatory Approvals granted (excluding in either case any content directed exclusively to Licensed Intellectual Property), are the sole and exclusively property of Dicerna.

(c) The Parties shall cooperate with each other to provide all reasonable assistance and take all actions that are necessary to comply with any Applicable Laws in connection with their respective Regulatory Authority obligations in relation to the Product under this Agreement. In addition, the Parties shall work together in good faith to develop such necessary regulatory strategies which may be required for purposes of this Agreement.

ARTICLE V – INTELLECTUAL PROPERTY

5.1 Ownership.

(a) Subject to the licenses granted by Protiva herein, Protiva is and shall at all times remain the sole and exclusive owner of the Protiva Intellectual Property.

(b) Subject to the licenses granted by Tekmira herein, Tekmira is and shall at all times remain the sole and exclusive owner of the Tekmira Patents, including, for the avoidance of doubt, the Excluded Patents.

(c) Dicerna is and shall at all times remain the sole and exclusive owner of Dicerna’s Confidential Information.

5.2 Prosecution and Maintenance of Patents. Protiva shall have the sole right and responsibility, in its sole discretion and at its sole cost and expense, to file, prosecute, maintain or abandon patent protection in the Territory for Protiva Patents. Tekmira shall have the sole right and responsibility, in its sole discretion and at its sole cost and expense, to file, prosecute, maintain or abandon patent protection in the Territory for Tekmira Patents.

5.3 Third-Party Infringement of Protiva Patents and Tekmira Patents.

(a) Each Party shall use Commercially Reasonable Efforts to promptly report in writing to the other Party during the Term any known or suspected commercially relevant infringement by a Third Party of any of the Protiva Patents or Tekmira Patents Covering the Product of which such Party becomes aware and provide the other Party with all evidence supporting or relating to such infringement in its possession.

(b) Protiva shall have the sole and exclusive right to initiate an infringement or other appropriate suit with respect to infringements or suspected infringements of any of the Protiva Patents and Tekmira shall have the sole and exclusive right to initiate an infringement or other appropriate suit with respect to infringements or suspected infringements of any of the Tekmira Patents, in each case, in respect of infringing activity that is not directed to the treatment of PH1 with a Product (each such suit or other action, a “Non-PH1 Patent Infringement Action”), or to take such other actions as Protiva or Tekmira, in its sole discretion, deems appropriate with respect to such infringements or suspected infringements, all at Protiva’s or Tekmira’s sole cost and expense, as applicable. Protiva and Tekmira shall notify Dicerna promptly after initiating any such Non-PH1 Patent Infringement Action that has a reasonable possibility of harming or damaging Dicerna’s rights or licenses to the Licensed Intellectual Property.

(c) Protiva shall have the first right to initiate an infringement or other appropriate suit with respect to infringements or suspected infringements of any of the Protiva Patents and Tekmira shall have the first right to initiate an infringement or other appropriate suit with respect to infringements or suspected infringements of any of the Tekmira Patents, in each case, by Products that are directed to the treatment of PH1 (each such suit or other action, a “PH1 Patent Infringement Action”; and, together with the Non-PH1 Patent Infringement Action, a “Patent Infringement Action”), all at Protiva’s sole cost and expense. Protiva shall: (A) notify Dicerna promptly after initiating any such PH1 Patent Infringement Action and (B) consult closely with Dicerna regarding all aspects of such PH1 Patent Infringement Action and permit Dicerna to have an attorney of its own choosing participate in such PH1 Patent Infringement Action. Protiva shall not enter into any settlement or compromise in connection with an PH1 Patent Infringement Action that would materially eliminate, diminish, or otherwise modify any right, title, or interest of Dicerna in any Licensed Intellectual Property or that would require any payments, concessions, or otherwise bind Dicerna, without Dicerna’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned. If Protiva elects not to initiate, pursue or maintain any such PH1 Patent Infringement Action, Protiva shall provide Dicerna with prompt written notice of the same and, thereafter, Dicerna will have the right, but not the obligation, to initiate, pursue or maintain any PH1 Patent Infringement Action Dicerna deems appropriate with respect to such infringements or suspected infringements, all at Dicerna’s sole cost and expense. Thereafter, Dicerna shall consult closely with Protiva regarding all aspects of such PH1 Patent Infringement Action and permit Protiva to have an attorney of its own choosing participate in such PH1 Patent Infringement Action. Dicerna shall not enter into any settlement or compromise in connection with a PH1 Patent Infringement Action that would materially eliminate, diminish, or otherwise modify any right, title, or interest of Protiva or Tekmira in any Licensed Intellectual Property or that would require any payments, concessions, or otherwise bind Protiva, without Protiva’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.

(i) Upon the request of the Party bringing a PH1 Patent Infringement Action under this Section 5.3(c) (the “Enforcing Party”), the other Party shall cooperate with the Enforcing Party in such PH1 Patent Infringement Action, including joining such PH1 Patent Infringement Action as a party with the Enforcing Party if necessary or required by Applicable Law. If the non-Enforcing Party is requested to join as a party to a PH1 Patent Infringement Action it may be represented, at the cost of the Enforcing Party, by counsel mutually agreed by the Parties.

(ii) The Parties shall share in the proceeds from any PH1 Patent Infringement Action under this Section 5.3(c), including settlements thereof (the “Proceeds”), as follows:

(a) First, for the costs and expenses, including legal fees, that are incurred by the Enforcing Party as part of or in preparation of the PH1 Patent Infringement Action, including the costs and expenses of the non-Enforcing Party reimbursed by the Enforcing Party in accordance with this Section (the “Enforcement Costs”); and

(b) The remainder of the Proceeds will be treated as Net Sales, with Protiva receiving Royalties on such remainder of the Proceeds in accordance with Section 3.2 and Dicerna receiving the rest of the remainder of the Proceeds.

(d) With respect to any infringement or suspected infringements of any of the Protiva Patents or Tekmira Patents that would result in action that could reasonably be considered both an PH1 Patent Infringement Action and a Non-PH1 Patent Infringement Action, Protiva shall have the first right to initiate an infringement or other appropriate suit, subject to Section 5.3(c). If Protiva elects not to initiate, pursue or maintain any such Patent Infringement Action, Protiva shall provide Dicerna with prompt written notice of the same and, thereafter, Dicerna will have the right, but not the obligation, to initiate, pursue or maintain only the claims that would form the basis of an PH1 Patent Infringement Action, all at Dicerna’s sole cost and expense, subject to Section 5.3(c). The Parties will share in any Proceeds from any such Patent Infringement Action consistent with Section 5.3(b) and 5.3(c) above (i.e., after reimbursement of each Party’s Enforcement Costs, Protiva retains all Proceeds resulting from infringing activity not directed to the treatment of PH1 with a Product and Proceeds resulting from infringing activity related to Products directed to the treatment of PH1 will be shared in accordance with Section 5.3(c)(ii)).

5.4 Defense of Brought by Third Parties. Each Party shall promptly notify the other Party if it becomes aware of any claim that Dicerna’s actual use, sale or practice of Product in connection with its exercise of its license under Section 2.1 infringes, misappropriates, or otherwise violates the intellectual property rights of any Third Party.

ARTICLE VI – CONFIDENTIAL INFORMATION AND PUBLICITY

6.1 Limitation of Disclosure. With the exception of information essential for Regulatory Authority filings and documentation not fulfilled by use of the DMF, neither Party shall be obligated to disclose to the other Party confidential information related to its technology. Protiva shall disclose specific information regarding the chemical composition of a formulation in Lipid Nanoparticles used in the Product for purposes of filings with the Regulatory Authorities; provided, however, that (i) Protiva shall not be obligated to disclose to Dicerna the details related to any process in which such formulation was selected, nor the chemistry of any other lipids not used in the formulation and (ii) subject to Section 6.3, if Protiva discloses Confidential Information to Dicerna for use with Regulatory Authorities, Dicerna shall not disclose such Confidential Information without Protiva’s prior written consent.

6.2 Non-Disclosure of Confidential Information. Each Party agrees that, for itself and its Affiliates, until the tenth (10th) anniversary of the termination or expiration of this Agreement, a Receiving Party shall maintain all Confidential Information of the Disclosing Party in strict confidence and shall not (a) disclose Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted below and to the Receiving Party’s and its Affiliates’ Sublicensees and each of their employees who have a need to know such Confidential Information for purposes of exploiting the licenses granted herein or otherwise conducting their activities under this Agreement or (b) use Confidential Information for any purpose except those explicitly licensed or otherwise authorized or permitted by this Agreement; provided that the foregoing obligations shall survive with respect to any Confidential Information that is receiving protection as a trade secret under Applicable Law for so long as such Confidential Information continues to receive such protection.

6.3 Exceptions. The obligations in this Article VI shall not apply with respect to any portion of the Confidential Information that the Receiving Party can show by competent documented proof: (i) was known to the Receiving Party or its Affiliates, without any obligation to keep it confidential or any restriction on its use, prior to disclosure by the Disclosing Party; (ii) is subsequently disclosed to the Receiving Party or its Affiliates by a Third Party lawfully in possession thereof and without any obligation to keep it confidential or any restriction on its use; (iii) is or otherwise becomes generally available to the public or enters the public domain, either before or after it is disclosed to the Receiving Party and such public availability is not the result, directly or indirectly, of any fault of, or improper taking, use or disclosure by, the Receiving Party or its Affiliates or anyone working in concert or participation with the Receiving Party or its Affiliates; or (iv) has been independently developed by employees or contractors of the Receiving Party or its Affiliates without the aid, application or use of Confidential Information of the Disclosing Party. Notwithstanding the foregoing, (A) specific Confidential Information disclosed by a Disclosing Party shall not be deemed to be within any exceptions set forth in (i), (ii), or (iii) above merely because it is embraced by more general information to which one or more of those exceptions may apply, (B) no combination of information shall be deemed to be within any such exceptions unless the combination itself and its principle of operation are within the public domain and (C) disclosure of Confidential Information to Regulatory Authorities shall not constitute a public disclosure (i.e., it shall remain Confidential Information after such disclosure). Even though Confidential Information may be within one of the exceptions described in the preceding sentence, the Receiving Party shall not disclose to Third Parties that the excepted Confidential Information was received from the Disclosing Party.

6.4 Permitted Uses; Protection. Confidential Information of a Disclosing Party may be used by the Receiving Party in the performance of its obligations under this Agreement, the Supply Agreement and the Quality Agreement, including disclosures to Permitted Contractors who are bound by enforceable confidentiality agreements with terms consistent with and at least as protective as this Article VI, as otherwise expressly authorized in this Agreement or as expressly authorized by the Disclosing Party in writing. Confidential Information that is Licensed Intellectual Property may be used by Dicerna subject to and in accordance with the provisions of this Agreement, the Supply Agreement and the Quality Agreement, to the extent applicable to Dicerna’s license to Licensed Intellectual Property. Each Receiving Party shall take steps to maintain the confidentiality of the Disclosing Party’s Confidential Information that are consistent with the steps it takes to maintain the confidentiality of its own confidential information of a similar value, but in no event less than commercially reasonable steps; provided, however, that nothing in this Agreement shall be deemed to eliminate, restrict, or otherwise limit Dicerna’s license to use such Confidential Information in accordance with the terms and conditions of this Agreement, even if such use may result, directly or indirectly, in the disclosure of such Confidential Information, so long as such disclosures are made in a manner than complies with Section 6.5 below.

6.5 Permitted Disclosures. The Receiving Party may disclose Confidential Information belonging to the Disclosing Party to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances: (i) subject to the proviso below, by either Party hereto, in order to comply with non-patent Applicable Law (including any securities Applicable Law or the rules of a securities exchange in a relevant jurisdiction) and with judicial process, if based on the reasonable advice of the Receiving Party’s counsel, such disclosure is necessary for such compliance; (ii) subject to the proviso below, by either Party hereto, in connection with prosecuting or defending litigation; and (iii) subject to the proviso below, by Dicerna, its Sublicensees, or their sublicensees in connection with any legal or regulatory requirements related to the Development, Manufacture or Commercialization of Product that use or employ Licensed Intellectual Property, such as labeling requirements, disclosures in connection with obtaining Regulatory Approvals, and the like, so long as the Development, Manufacture or Commercialization of Product has been and is performed in a manner that complies with the terms and conditions of Dicerna’s license to such Licensed Intellectual Property and reasonable steps are taken to maintain the confidentiality of said Confidential Information even when disclosed for legal or regulatory purposes; provided, however, that with respect to clause (i), (ii) and (iii) where legally permissible, (a) the Receiving Party shall notify the Disclosing Party of the Receiving Party’s intent to make any disclosure pursuant thereto sufficiently prior to making such disclosure so as to allow the Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information to be disclosed, including seeking protective orders or injunctive relief, and (b) consistent with Applicable Law, the Disclosing Party shall have the right to suggest reasonable changes to the disclosure to protect its interests, and the Receiving Party shall not unreasonably refuse to include such changes in its disclosure.

6.6 Press Release. Each Party shall publicize the execution of this Agreement by issuing its respective press release attached hereto as Exhibit E. After such initial press release, neither Party shall issue a press release or public announcement relating to the other Party or the collaboration activities undertaken pursuant this Agreement or the Supply Agreement without the prior written approval of the other Party, which approval shall not be unreasonably withheld, delayed or conditioned; provided, however, that (a) either Party may issue a press release or public announcement as required by Applicable Law; and (b) nothing in the foregoing will prevent Dicerna from issuing press releases and public announcements regarding the Product that do not reference Protiva, Tekmira or the LNP Technology, except that Dicerna shall (without Protiva’s consent) acknowledge that Protiva licensed to Dicerna the LNP Technology and Protiva Patents in respect of such Product. Except as otherwise provided herein, each Party agrees not to use the name, trademark, service mark, or design registered to the other Party or its Affiliates in any publicity, promotional, or advertising material, without prior written approval of the other Party.

ARTICLE VII – INDEMNIFICATION AND INSURANCE

7.1 Protiva Indemnification. Protiva agrees to indemnify Dicerna and its Affiliates, and their respective agents, directors, officers, employees, representatives, successors and permitted assigns (the “Dicerna Indemnitees”) against and to hold each of them harmless from any and all losses, costs, damages, fees or expenses (“Losses”) actually incurred or suffered by a Dicerna Indemnitee to the extent arising out of or in connection with any claim, suit, demand, investigation or proceeding brought by a Third Party based on: (a) any breach of any representation, warranty or covenant by Protiva under this Agreement; or (b) Protiva’s, its Affiliates’ or its Permitted Contractors’ gross negligence, willful misconduct or violation of Applicable Law. The foregoing indemnification shall not apply to the extent that any Losses are due to Dicerna’s, its Affiliates’ or its Sublicensees’ gross negligence or willful misconduct.

7.2 Dicerna Indemnification. Dicerna agrees to indemnify Protiva and its Affiliates, and their respective agents, directors, officers, employees, representatives, successors and permitted assigns (the “Protiva Indemnitees”) against and to hold each of them harmless from any and all Losses actually incurred or suffered by a Protiva Indemnitee to the extent arising out of or in connection with any claim, suit, demand, investigation or proceeding brought by a Third Party based on: (a) any breach of any representation, warranty or covenant by Dicerna under this Agreement; (b) Dicerna’s, its Affiliates’ or its Sublicensees’ gross negligence, willful misconduct or violation of Applicable Law; or (c) product recall, products’ liability or similar claims based on the Development or Commercialization of the Product (except to the extent that Protiva is required to indemnify the Dicerna Indemnitees for such Losses pursuant to the Supply Agreement). The foregoing indemnification obligations shall not apply to the extent that any Losses are due to Protiva’s, its Affiliates’ or its Permitted Contractors’ gross negligence or willful misconduct.

7.3 Tender of Defense; Counsel. Any Person (the “Indemnified Party”) seeking indemnification under this Article VII agrees to give prompt notice in writing to the other Party (the “Indemnifying Party”) of the assertion of any claim or the commencement of any action by any Third Party (a “Third Party Claim”) in respect of which indemnity may be sought under this Article. Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its indemnification and hold harmless obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party. The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and shall be entitled to control and appoint lead counsel reasonably satisfactory to the Indemnified Party for such defense by written notice to the Indemnified Party within ***** calendar days after the Indemnifying Party has received notice of the Third Party Claim, in each case at its own expense; provided, however, that the Indemnifying Party must use Commercially Reasonable Efforts to conduct the defense of the Third Party Claim in a manner designed to protect the rights of the Indemnified Parties, and otherwise conduct such defense actively and diligently, thereafter in order to preserve its rights in this regard. The Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim and shall pay the fees and expenses of one counsel retained by the Indemnified Party if: (a) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment or allegation; (b) the Third Party Claim seeks an injunction or equitable relief against a Indemnified Party or any of its Affiliates; or (c) the Indemnifying Party has failed or is failing to prosecute or defend vigorously the Third Party Claim. Each Indemnified Party shall obtain the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, delayed or conditioned, before entering into

THE COMPANY HAS REQUESTED AN ORDER FROM THE COMMISSION PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS. ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT, AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS EXHIBIT WITH “*****”.

any settlement of a Third Party Claim. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to enter into or approve any settlement of a Third Party Claim without the consent of the Indemnified Party (which may be withheld in its sole discretion), if the settlement (i) does not expressly unconditionally release all applicable Indemnified Parties and their Affiliates from all Losses with respect to such Third Party Claim, (ii) imposes injunctive or other equitable relief against the Indemnified Party or any of its Affiliates, (iii) involves any admission of criminal or similar liability, or (iv) involves any monetary damages that may not be fully covered by the Indemnifying Party. In the event that the Indemnifying Party fails to assume the defense of the Third Party Claim in accordance with this Section 7.3, (1) the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate, and (2) the Indemnifying Party shall remain responsible for any Losses of the Indemnified Party as a result of such Third Party Claim. In circumstances where the Indemnifying Party is controlling the defense of a Third Party Claim in accordance with this Section 7.3, the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel shall be borne by such Indemnified Party. Notwithstanding anything herein to the contrary, in circumstances where there is a conflict of interest that would reasonably make it inappropriate under applicable standards of professional conduct to have common counsel for the Indemnifying Party and the Indemnified Party, the Indemnified Party shall be entitled to employ separate counsel, that is reasonably acceptable to the Indemnifying Party, and the Indemnifying Party shall pay the reasonable fees and expenses of such separate counsel. Each Party shall cooperate, and cause their respective Affiliates to cooperate in all reasonable respects, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith, all at the expense of the Indemnifying Party.

7.4 Insurance. Each Party shall maintain insurance, including product liability insurance, with respect to its activities under this Agreement regarding the Product in such amount as such Party customarily maintains with respect to similar activities for its other products. Each Party shall maintain such insurance for so long as it continues its activities under this Agreement, the Supply Agreement or the Quality Agreement, and thereafter for so long as such Party customarily maintains insurance for itself covering similar activities for its other products. Notwithstanding the foregoing, the Parties agree that during such time that Tekmira is an Affiliate of Protiva, Protiva shall have satisfied its obligations under this Section 7.4 provided it is covered by Tekmira’s existing insurance policies that also satisfy the obligations under this Section 7.4.

ARTICLE VIII – TERM AND TERMINATION

8.1 Term. The term of this Agreement (the “Term”) shall begin on the Effective Date and, unless terminated earlier as provided herein, shall continue in perpetuity.

8.2 Termination for Material Breach. If either Party commits a material breach or material default in the performance or observance of any of its obligations under this Agreement, and such breach or default continues without cure for a period of ***** days after delivery by the other Party of written notice reasonably detailing such breach or default, then the

THE COMPANY HAS REQUESTED AN ORDER FROM THE COMMISSION PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS. ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT, AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS EXHIBIT WITH “*****”.

non-breaching or non-defaulting Party shall have the right to terminate this Agreement, with immediate effect, by giving written notice to the breaching or defaulting Party. The Parties shall retain all rights and remedies (at law or in equity) in respect of any breach hereof.

8.3 Termination for Failure to Actively Develop or Commercialize. If Protiva reasonably concludes that Dicerna is failing to use Commercially Reasonable Efforts to actively Develop or Commercialize the Product, Protiva can request from Dicerna written confirmation that Dicerna or its Affiliates or Sublicensees are actively Developing and Commercializing the Product. Following receipt of such request, if Dicerna either: (a) fails to deliver such written confirmation to Protiva within ***** days of Protiva’s delivery of such request; or (b) provides such written confirmation but does not thereafter, in a timely and diligent manner, actually use Commercially Reasonable Efforts to actively Develop or Commercialize the Product, Protiva may terminate this Agreement immediately on written notice to Dicerna.

8.4 Challenges of Protiva’s Patents or Tekmira Patents. If Dicerna or any of its Affiliates or Sublicensees directly and voluntarily commences or participates in any action or proceeding (including any patent opposition or re-examination proceeding), or otherwise asserts in writing (to Protiva or any of its Affiliates or to the U.S. Patent and Trademark Office) any claim, challenging or denying the validity of any of the Protiva Patents or Tekmira Patents, Protiva or Tekmira, as applicable, shall have the right to give notice to Dicerna (which notice must be given, if at all, within ***** days after Protiva’s CEO or General Counsel first learns of the foregoing) that the licenses granted by Protiva to Dicerna hereunder to such Protiva Patent(s) or by Tekmira to Dicerna hereunder to such Tekmira Patent(s) shall terminate ***** days following Dicerna’s receipt of such notice, and, unless Dicerna or its Affiliate or Sublicensees, as applicable, withdraws or causes to be withdrawn all such challenge(s) within such ***** period, such licenses to such Protiva Patent or Tekmira Patent, as applicable, shall so terminate; provided that if such action, proceeding or assertion is made by a Sublicensee the license shall only terminate with respect to the sublicense granted to such Sublicensee. Neither Dicerna’s, its Affiliates’, a Sublicensee, or any of their employees’ participating in or appearing in any such action, proceeding or claim as a result of receiving a subpoena or other court order requiring such participation or appearance will give rise to a right for Protiva to terminate as set forth in this Section 8.4.

8.5 Rights in Bankruptcy. Each Party (the “Insolvent Party”) shall promptly notify the other Party (the “Solvent Party”) in writing upon the initiation of any proceeding in bankruptcy, reorganization, dissolution, liquidation or arrangement for the appointment of a receiver or trustee to take possession of the assets of the Insolvent Party or similar proceeding under law for release of creditors by or against the Insolvent Party or if the Insolvent Party shall make a general assignment for the benefit of its creditors. To the extent permitted by Applicable Law, if the applicable circumstances described above shall have continued for ***** days undismissed, unstayed, unbonded and undischarged, the Solvent Party may terminate this Agreement upon written notice to the Insolvent Party at any time. If Protiva is the Insolvent Party, the rights and remedies granted to Dicerna (as the Solvent Party) pursuant to this Section 8.5 shall be in addition to, and not in lieu of, Dicerna’s rights and remedies under Section 2.4(b) above.

THE COMPANY HAS REQUESTED AN ORDER FROM THE COMMISSION PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS. ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT, AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS EXHIBIT WITH “*****”.

8.6 Consequences of Termination; Survival.

(a) In the event this Agreement is properly terminated in accordance with its terms, then Dicerna’s rights and licenses under the Licensed Intellectual Property shall terminate upon the effective date of such termination, except as set forth in Sections 2.2(a) and 8.6(b). Termination of this Agreement shall not relieve the Parties of any obligation accruing prior to or upon such expiration or termination and the provisions of this Section 8.6, Section 3.3(b), Section 4.3(a) and ARTICLE I – (Definitions), ARTICLE V – (Intellectual Property), ARTICLE VI – (Confidential Information and Publicity), ARTICLE VII – (Indemnification and Insurance), and ARTICLE IX – (Miscellaneous) shall survive any expiration or termination of this Agreement.

(b) On the effective date of termination of this Agreement, the Supply Agreement and Quality Agreement between the Parties, shall each automatically terminate, subject to the survival obligations of each such agreement; provided, however, that (i) within ***** days after expiration or termination of this Agreement, Dicerna will provide Protiva with an inventory of all Products in Protiva’s, its Affiliates’ and their Sublicensees’ (including CMO’s) possession or control, including finished products and works-in-process (“Final Inventory”) and (ii) for a period of ***** months after such expiration or termination Dicerna will have the right to have its CMOs complete the Manufacture of all works-in-process in the Final Inventory and to sell off all Final Inventory (including Product created from completed works-in-process) in accordance with the terms of this Agreement (including Section 3.2).

(c) After the expiration or termination of this Agreement, Dicerna shall have no further obligations of payment to Protiva under this Agreement (including for Milestone Payments), except for the Royalty payment obligations in accordance with Section 3.2 related to Dicerna’s sale of Products sold prior to the date of termination and sales of the Final Inventory in accordance with Section 8.6(b).

8.7 Remedies. The Parties acknowledge and agree that, in the event of a breach or a threatened breach by either Party of this Agreement for which it shall have no adequate remedy at law, the other Party may suffer irreparable damage and, accordingly, may be entitled to injunctive and other equitable remedies to prevent or restrain such breach or threatened breach, in addition to any other remedy they might have at law or at equity. In the event of a breach or threatened breach by a Party of any such provision, the other Party shall be authorized and entitled to seek from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which the other Party may be entitled in law or equity.

ARTICLE IX – MISCELLANEOUS

9.1 Representations and Warranties.

(a) Mutual Representations and Warranties by Protiva and Dicerna.

(i) Each Party hereby represents and warrants to the other Party as of the Effective Date that:

(a) it is duly organized and validly existing under the laws of the jurisdiction of its incorporation or formation, and has all necessary power and authority to conduct its business in the manner in which it is currently being conducted, to own and use its assets in the manner in which its assets are currently owned and used, and to enter into and perform its obligations under this Agreement;

THE COMPANY HAS REQUESTED AN ORDER FROM THE COMMISSION PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS. ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT, AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS EXHIBIT WITH “*****”.

(b) the execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of such Party and its Board of Directors or other governing body and no consent, approval, order or authorization of, or registration, declaration or filing with any Third Party or Governmental Authority is necessary for the execution, delivery or performance of this Agreement;

(c) this Agreement constitutes the legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, subject to (A) Applicable Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) Applicable Laws governing specific performance, injunctive relief and other equitable remedies; and

(d) neither it nor any of its Affiliates or their employees have ever been (i) convicted of a crime for which a Person can be debarred under Section 306(a) or 306(b) of the Generic Drug Enforcement Act of 1992 or under 42 U.S.C. Section 1320-7 or (ii) sanctioned by, suspended, excluded or otherwise ineligible to participate in any federal health care program, including Medicare and Medicaid or in federal procurement or non-procurement programs. If at any time this representation and warranty is no longer accurate, Protiva or Dicerna, as the case may be, shall immediately notify the other of such fact.

(b) Protiva Representations, Warranties, and Covenants. Protiva hereby represents, warrants, and covenants to Dicerna that:

(i) Protiva shall perform its obligations herein in compliance with all Applicable Laws;

(ii) as of the Effective Date, Protiva has no actual knowledge that the manufacture, use, sale and import of Protiva Intellectual Property and the LNP Technology, including as used in the Product, infringes, misappropriates or otherwise violates any issued Patent or other intellectual property right of any Third Party anywhere in the Territory;

(iii) as of the Effective Date, no Affiliate of Protiva or Tekmira (other than Protiva and Tekmira) Controls (including by joint ownership) any intellectual property rights relevant to or useful to the Development, Manufacture and Commercialization of Products directed to the treatment of PH1;

(iv) neither Protiva nor any of its Affiliates has assigned, transferred, conveyed or otherwise encumbered, nor during the Term will assign, transfer, convey or otherwise encumber, its right, title and interest in the Patents, Confidential Information and other intellectual property either owned by or exclusively licensed to Protiva as of the Effective Date in a manner that conflicts with any rights granted to Dicerna hereunder, subject only to the non-exclusive licenses granted by Protiva prior to the Effective Date as set forth on Exhibit D, and none of the exclusive licenses granted by Protiva prior to the Effective Date as set forth on Exhibit D conflict with any rights granted to Dicerna hereunder;

(v) as of the Effective Date, except for the grant of license rights set forth at Section 2.1(b), Tekmira is a party to this Agreement and the Supply Agreement for the sole purpose of providing the representations, warranties and covenants set forth in this Section 9.1(c);

(vi) for each country or jurisdiction in which Protiva Controls any Protiva Patent as of the Effective Date, Exhibit A lists the Protiva Patent in such country or jurisdiction with the latest twenty year expiration date, calculated from the earliest filed, non-provisional, application from which benefit of priority is claimed, for any Protiva Patent in such country or jurisdiction; and

(vii) Protiva shall not file any new Patent applications in any country or jurisdiction for the predominant purpose of extending the duration of the Royalty Payment Term.

(c) Tekmira Representations, Warranties, and Covenants. Tekmira hereby represents, warrants, and covenants to Dicerna that:

(i) as of the Effective Date, it is duly organized and validly existing under the laws of the jurisdiction of its incorporation or formation, and has all necessary power and authority to conduct its business in the manner in which it is currently being conducted, to own and use its assets in the manner in which its assets are currently owned and used, and to enter into and perform its obligations under this Agreement;

(ii) as of the Effective Date, the execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of Tekmira and its Board of Directors and no consent, approval, order or authorization of, or registration, declaration or filing with any Third Party or Governmental Authority is necessary for the execution, delivery or performance of this Agreement;

(iii) as of the Effective Date, Tekmira has no actual knowledge that the manufacture, use, sale and import of Tekmira Patents, including as used in the Product, infringes, misappropriates or otherwise violates any issued Patent or other intellectual property right of any Third Party anywhere in the Territory;

(iv) as of the Effective Date, this Section 9.1(c) constitutes the legal, valid and binding obligation of Tekmira, enforceable against it in accordance with its terms, subject to (A) Applicable Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) Applicable Law governing specific performance, injunctive relief and other equitable remedies;

(v) as of the Effective Date, neither it nor any of its Affiliates or their employees have ever been (i) convicted of a crime for which a Person can be debarred under Section 306(a) or 306(b) of the Generic Drug Enforcement Act of 1992 or under 42 U.S.C. Section 1320-7 or (ii) sanctioned by, suspended, excluded or otherwise ineligible to participate in any federal health care program, including Medicare and Medicaid or in federal procurement or non-procurement programs;

(vi) if at any time the representation and warranty in Section 9.1(c)(v) is no longer accurate, Tekmira shall promptly notify Dicerna of such fact;

(vii) neither Tekmira nor any of its Affiliates has assigned, transferred, conveyed or otherwise encumbered, nor during the Term will assign, transfer, convey or otherwise encumber, its right, title and interest in the Patents owned by or exclusively licensed to Tekmira as of the Effective Date in a manner that conflicts with any rights granted to Dicerna hereunder, subject only to the non-exclusive licenses granted by Tekmira prior to the Effective Date as set forth on Exhibit D, and none of the exclusive licenses granted by Tekmira prior to the Effective Date as set forth on Exhibit D conflict with any rights granted to Dicerna hereunder; and

(viii) Tekmira shall cause Protiva to perform and to comply with the provisions of this Agreement, and shall remain responsible for and guarantee the performance of Protiva under this Agreement, and is liable to Dicerna for any breach of this Agreement by Protiva and for the actions and omissions of Protiva undertaken pursuant to this Agreement as if taken by Tekmira itself.

(ix) for each country or jurisdiction in which Tekmira Controls any Tekmira Patent as of the Effective Date, Exhibit B lists the Tekmira Patent in such country or jurisdiction with the latest twenty year expiration date, calculated from the earliest filed, non-provisional, application from which benefit of priority is claimed, for any Tekmira Patent in such country or jurisdiction; and

(x) Tekmira shall not file any new Patent applications in any country or jurisdiction for the predominant purpose of extending the duration of the Royalty Payment Term.

(d) Warranty Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY WITH RESPECT TO ANY INTELLECTUAL PROPERTY, PRODUCTS, GOODS, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS ALL IMPLIED CONDITIONS, REPRESENTATIONS, AND WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT OR VALIDITY OF PATENT RIGHTS WITH RESPECT TO ANY AND ALL OF THE FOREGOING. EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE DEVELOPMENT, MANUFACTURE OR COMMERCIALIZATION OF ANY PRODUCT PURSUANT TO THIS AGREEMENT SHALL BE SUCCESSFUL OR THAT ANY PARTICULAR SALES LEVEL WITH RESPECT TO ANY SUCH PRODUCT SHALL BE ACHIEVED.

9.2 Force Majeure. Except with respect to payment obligations, a Party shall neither be held liable or responsible to any other Party, nor be deemed to have defaulted under or breached this Agreement, for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including fire, floods, embargoes, power shortage or failure, acts of war (whether war be declared or not), insurrections, riots, terrorism, civil commotions, strikes, lockouts or other labor disturbances, acts of God or any acts, omissions or delays in acting by any Governmental Authority or any other Party, and such affected Party promptly begins performing under this Agreement once such causes have been removed.

9.3 Consequential Damages. UNDER NO CIRCUMSTANCES WILL ANY PARTY BE LIABLE TO ANY OTHER PARTY WITH RESPECT TO THIS AGREEMENT, AND THE ACTIVITIES CONTEMPLATED HEREBY, FOR ANY CONSEQUENTIAL, INDIRECT, SPECIAL, PUNITIVE, INCIDENTAL OR SIMILAR DAMAGES, WHETHER FORESEEABLE OR UNFORESEEABLE AND REGARDLESS OF THE CAUSE OF ACTION FROM WHICH THEY ARISE, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OCCURRING. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 9.3 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OF A PARTY OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE VI.

9.4 Assignment. Neither Party shall assign any of its rights and obligations hereunder without the prior written consent of the other Party, except (a) to a purchaser of all or substantially all of the assets or business of such Party to which this Agreement relates, or to the successor resulting from any merger, acquisition, consolidation or similar transaction with such Party and (b) to an Affiliate; provided, however, that (i) such assignment to an Affiliate shall not relieve such Party of its obligations herein, and (ii) in each case, the assigning Party shall provide the other Party with written notice of such assignment. Any purported transfer or assignment in contravention of this Section 9.4 shall, at the option of the non-assigning Party, be null and void and of no effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their permitted successors and assigns.

9.5 Notices.

Notices to Dicerna shall be addressed to:

Dicerna Pharmaceuticals, Inc.

480 Arsenal St., #120

Watertown, MA 02472

United States

Attention: CEO and President

With a copy to:

Dicerna Pharmaceuticals, Inc.

480 Arsenal St., #120

Watertown, MA 02472

United States

Attention: Chief Financial Officer

Notices to Protiva shall be addressed to:

Protiva Pharmaceuticals Corporation

100-8900 Glenlyon Parkway

Burnaby, B.C.

Canada V5J 5J8

Attention: President & CEO

Facsimile No.: (604) 630-5103

Notices to Tekmira shall be addressed to:

Tekmira Pharmaceuticals Corporation

100-8900 Glenlyon Parkway

Burnaby, B.C.

Canada V5J 5J8

Attention: President & CEO

Facsimile No.: (604) 630-5103

In each case with copy to:

Orrick, Herrington & Sutcliffe LLP

51 West 52nd Street

New York, NY 10019

Attention: R. King Milling

Facsimile No.: (212) 506-5151

Any party hereto may change their address by giving notice to the other parties in the manner provided in this Section 9.5. Any notice required or provided for by the terms of this Agreement shall be in writing and shall be (a) sent by certified mail, return receipt requested, postage prepaid, (b) sent via a reputable international express courier service, or (c) sent by facsimile transmission, with a copy by regular mail. The effective date of the notice shall be the actual date of receipt by the receiving party.

9.6 Independent Contractors. It is understood and agreed that the relationship between the Parties is that of independent contractors and that nothing in this Agreement shall be construed as authorization for either Party to act as the agent for the other Party.

9.7 Governing Law; Dispute Resolution; Arbitration. This Agreement shall be governed and interpreted in accordance with the substantive laws of the State of New York, excluding its conflicts of laws principles.

(a) The Parties and Tekmira recognize that a bona fide dispute as to certain matters may from time to time arise during the Term that relate to a Party or Tekmira’s rights or obligations hereunder. In the event of the occurrence of any Dispute, the Parties and Tekmira shall first have such Dispute referred to their respective executives designated below for attempted resolution by good faith negotiations within ***** calendar days after such notice is received. If either Party or Tekmira desires to pursue arbitration under Section 9.7(b) below to resolve any such Dispute, unless expressly provided for otherwise herein, a referral to such executives under this Section 9.7(a) shall be a mandatory condition precedent. Said designated executives as of the Effective Date are as follows.

For Dicerna:	Douglas Fambrough, Ph.D., President and CEO

For Protiva:	Mark Murray, President and CEO

For Tekmira:	Mark Murray, President and CEO

In the event that they shall be unable to resolve the Dispute by consensus within such *****-day period, the Dispute shall be finally settled by binding arbitration as provided below.

(b) Except as expressly otherwise provided in this Agreement, in the event of any dispute arising out of or relating to the interpretation of any provision of this Agreement or the failure of either Party or Tekmira to perform or comply with any obligation of such party pursuant to this Agreement or the breach, termination or validity hereof (a “Dispute”), such Dispute will be finally settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association, then in force and the Federal Arbitration Act, 9 U.S.C. § 1 et seq., by three (3) arbitrators (the “Arbitrators”); provided that the appointed arbitrators shall have appropriate experience in the pharmaceutical industry. Dicerna shall appoint one Arbitrator and Protiva and Tekmira, collectively, shall appoint one Arbitrator, and such two Arbitrators shall jointly appoint the third Arbitrator. If any party is not able to appoint its Arbitrator or the two initial Arbitrators are not able to appoint the third Arbitrator within a reasonable amount of time after the initiation of such process, the applicable Arbitrator or Arbitrators will be appointed in accordance with the above identified commercial arbitration rules. The place of arbitration will be New York, New York, and the Arbitrators must decide the Dispute in accordance with the substantive laws of the State of New York. The Arbitrators, by accepting their appointment, undertake to conduct the process such that the award is rendered within ***** months of their appointment and is final and binding upon all parties participating in such arbitration. The judgment rendered by the Arbitrators may, at the Arbitrator’s discretion, include costs of arbitration, reasonable attorneys’ fees and reasonable costs for any expert and other witnesses. Judgment upon the award may be entered in any court having jurisdiction, or application may be made to such court for judicial acceptance of the award or an order of enforcement as the case may be. Any period of limitations or survival period that would otherwise expire between the initiation of the procedures described in this Section 9.7 and the conclusion of such procedures will be extended until ***** days following the conclusion of such procedures. This Section 9.7 does not prohibit a Party or Tekmira from seeking preliminary injunctive relief in aid of arbitration from a court of competent jurisdiction.

(c) The Parties and Tekmira consent to (i) the exclusive jurisdiction of the Federal courts and the State courts of the State of New York, in each case, located in the borough of Manhattan, City of New York (the “New York Courts”) for (A) any action referenced in Section 9.7(d) and (B) any action in aid of arbitration, for provisional relief of the status quo or to prevent irreparable harm prior to the appointment of the Arbitrators in Section 9.7(b) above, and

THE COMPANY HAS REQUESTED AN ORDER FROM THE COMMISSION PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS. ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT, AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS EXHIBIT WITH “*****”.

(ii) the non-exclusive jurisdiction of the New York Courts for any action to enter or enforce any arbitral award entered in connection with this Agreement. THE PARTIES AND TEKMIRA HEREBY IRREVOCABLY WAIVE, AND AGREE TO CAUSE THEIR RESPECTIVE AFFILIATES TO WAIVE, THE RIGHT TO TRIAL BY JURY IN SUCH ACTIONS.

(d) Unless agreed by the Parties, the foregoing alternative dispute resolution procedures shall not be used with respect to any claim by one Party against another regarding the validity, infringement, misappropriation or violation of a Patent, copyright, trade secret or trademark.

9.8 Severability. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of the relevant jurisdiction, the validity of the remaining provisions shall not be affected and the rights and obligations of the Parties and Tekmira shall be construed and enforced as if the Agreement did not contain the particular provisions held to be unenforceable, provided that the Parties and Tekmira, shall negotiate in good faith a modification of this Agreement with a view to revising this Agreement in a manner which reflects, as closely as is reasonably practicable, the commercial terms of this Agreement as originally signed.

9.9 No Implied Waivers. The waiver by either Party or Tekmira of a breach or default of any provision of this Agreement by the other Party or Tekmira shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of either Party or Tekmira to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such Party or Tekmira.

9.10 Headings. The headings of articles and sections contained this Agreement are intended solely for convenience and ease of reference and do not constitute any part of this Agreement, or have any effect on its interpretation or construction.

9.11 Entire Agreement; Amendment. This Agreement (along with the attachments), the Supply Agreement, and the Quality Agreement contain the entire understanding of the Parties and Tekmira with respect to the subject matter hereof and thereof and supersede and replace any and all previous arrangements and understandings, whether oral or written, between the Parties and Tekmira with respect to the subject matter hereof and thereof. This Agreement (including the attachments hereto) may be amended only by a writing signed by each of the Parties and Tekmira.

9.12 Waiver of Rule of Construction. Each Party and Tekmira has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting party shall not apply.

9.13 No Third-Party Beneficiaries. Except as expressly contemplated herein, no Third Party, including any employee of either Party or Tekmira, shall have or acquire any rights by reason of this Agreement.

9.14 Further Assurances. Each Party and Tekmira shall provide such further documents or instruments required by the other Party or Tekmira as may be reasonably necessary or desirable to give effect to the purpose of this Agreement and carry out its provisions.

9.15 Performance by Affiliates. Either Party may use one or more of its Affiliates to perform its obligations and duties hereunder, and Affiliates of a Party are expressly granted certain rights herein; provided that each such Affiliate shall be bound by the corresponding obligations of such Party and the relevant Party shall remain liable hereunder for the prompt payment and performance of all their respective obligations hereunder.

9.16 Counterparts. This Agreement may be executed in any number of counterparts in original or by facsimile or PDF copy, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, authorized representatives of Dicerna, Protiva and Tekmira have executed and delivered this License Agreement effective as of the Effective Date.

DICERNA PHARMACEUTICALS, INC.

By:	/s/ Douglas Fambrough
Name:	Douglas Fambrough
Title:	CEO & President

DICERNA PHARMACEUTICALS, INC.

By:	/s/ James E. Dentzer
Name:	James E. Dentzer
Title:	Chief Financial Officer

PROTIVA BIOTHERAPEUTICS INC.

By:	/s/ B. Cousins
Name:	B. Cousins
Title:	EVP & CFO

By:	/s/ Paul Brennan
Name:	Paul Brennan
Title:	SVP Business Development

TEKMIRA PHARMACEUTICALS CORPORATION

By:	/s/ B. Cousins
Name:	B. Cousins
Title:	EVP & CFO

By:	/s/ Paul Brennan
Name:	Paul Brennan
Title:	SVP Business Development

[Signature Page to License Agreement]

Exhibit A

Protiva Patents

*****

THE COMPANY HAS REQUESTED AN ORDER FROM THE COMMISSION PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS. ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT, AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS EXHIBIT WITH “*****”.

Exhibit B

Tekmira Patents

*****

THE COMPANY HAS REQUESTED AN ORDER FROM THE COMMISSION PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS. ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT, AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS EXHIBIT WITH “*****”.

Exhibit C

Excluded Patents

*****

THE COMPANY HAS REQUESTED AN ORDER FROM THE COMMISSION PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS. ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT, AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS EXHIBIT WITH “*****”.

*****

THE COMPANY HAS REQUESTED AN ORDER FROM THE COMMISSION PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS. ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT, AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS EXHIBIT WITH “*****”.

Exhibit D

Existing License Grants

*****

THE COMPANY HAS REQUESTED AN ORDER FROM THE COMMISSION PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS. ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT, AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS EXHIBIT WITH “*****”.

Exhibit E

Press Releases

Dicerna Press Release – See Attachment E-1.

Protiva Press Release – See Attachment E-2.

Attachment E-1.

Dicerna Announces License Agreement with Tekmira

to Advance Dicerna’s PH1 Development Program

WATERTOWN, Mass., November 17, 2014 – Dicerna Pharmaceuticals, Inc. (NASDAQ: DRNA), a leading developer of RNA interference (RNAi) therapeutics, today announced a licensing agreement for Dicerna to use Tekmira’s proprietary lipid nanoparticle (LNP) technology for delivery of DCR-PH1, Dicerna’s investigational product candidate for primary hyperoxaluria type 1 (PH1), a rare, inherited liver disorder that often results in kidney failure, and for which there are no approved therapies.

This announcement follows the successful testing of DCR-PH1 in combination with Tekmira’s LNP technology in animal models, including mice and non-human primates. Under the agreement, Dicerna will pay Tekmira $2.5 million upfront, as well as $22 million in potential development milestones, and a mid-single-digit royalty on future PH1 sales.

Tekmira’s LNP system has shown in other human clinical studies to provide potent, safe and effective RNA delivery to hepatocytes (liver cells). Licensing Tekmira’s LNP will streamline the development path for DCR-PH1 and allows Dicerna to focus its LNP efforts on its oncology pipeline.

“Dicerna is focused on realizing the full clinical potential of our proprietary pipeline of highly targeted RNAi therapies by applying proven technologies,” said Douglas Fambrough, Ph.D., Chief Executive Officer of Dicerna. “By drawing on Tekmira’s extensive and deep experience with lipid nanoparticle delivery to the liver, the agreement will streamline the development path for DCR-PH1. We look forward to initiating Phase 1 trials of DCR-PH1 in 2015, aiming to fill a high unmet medical need for patients with PH1.”

“This new agreement validates our leadership position in RNAi delivery and underscores the significant value we can bring to partners who leverage our LNP technology,” said Dr. Mark J. Murray, President and CEO of Tekmira. “Our LNP technology is enabling the most advanced applications of RNAi therapeutics in the clinic. We are excited to be working with Dicerna in advancing a needed, investigational therapeutic for the treatment of PH1.”

About RNAi

RNAi therapeutics have the potential to treat a number of human diseases by “silencing” disease-causing genes. The discoverers of RNAi, a gene silencing mechanism used by all cells, were awarded the 2006 Nobel Prize for Physiology or Medicine. RNAi trigger molecules often require delivery technology to be effective as therapeutics.

About Tekmira’s LNP Technology

Tekmira LNP technology represents the most widely adopted delivery technology for the systemic delivery of RNAi triggers. Tekmira’s LNP platform is being utilized in multiple clinical trials by Tekmira and its partners. Tekmira’s LNP technology (formerly referred to as stable nucleic acid-lipid particles, or SNALP) encapsulates RNAi triggers with high efficiency in uniform lipid nanoparticles that are effective in delivering these therapeutic compounds to disease sites. Tekmira’s LNP formulations are manufactured by a proprietary method that is robust, scalable and highly reproducible, and LNP-based products have been reviewed by multiple regulatory agencies for use in clinical trials. LNP formulations comprise several lipid components that can be adjusted to suit the specific application.

About Primary Hyperoxaluria Type 1 (PH1)

PH1 is a rare, inherited liver disorder that often results in severe damage to the kidneys. The disease can be fatal unless the patient undergoes a liver-kidney transplant, a major surgical procedure that is often difficult to perform due to the lack of donors and the threat of organ rejection. In the event of a successful transplant, the patient must live the rest of his or her life on immunosuppressant drugs, which have substantial associated risks. Currently, there are no FDA approved treatments for PH1.

PH1 is characterized by a genetic deficiency of the liver enzyme alanine:glyoxalate-aminotransferase (AGT), which is encoded by the AGXT gene. AGT deficiency induces overproduction of oxalate by the liver, resulting in the formation of crystals of calcium oxalate in the kidneys. Oxalate crystal formation often leads to chronic and painful cases of kidney stones and subsequent fibrosis (scarring), which is known as nephrocalcinosis. Many patients progress to end-stage renal disease (ESRD) and require dialysis or transplant. Aside from having to endure frequent dialysis, PH1 patients with ESRD may experience a build-up of oxalate in the bone, skin, heart and retina, with concomitant debilitating complications. While the true prevalence of primary hyperoxaluria is unknown, it is estimated to be one to three cases per one million people.1 Fifty percent of patients with PH1 reach ESRD by their mid-30s.2

About DCR-PH1

Dicerna is developing DCR-PH1, which is in preclinical development, for the treatment of PH1. DCR-PH1 is engineered to address the pathology of PH1 by targeting and destroying the messenger RNA (mRNA) produced by HAO1, a gene implicated in the pathogenesis of PH1. HAO1 encodes glycolate oxidase, a protein involved in producing oxalate. By reducing oxalate production, this approach is designed to prevent the complications of PH1. In preclinical studies, DCR-PH1 has been shown to induce potent and long-term inhibition of HAO1 and to significantly reduce levels of urinary oxalate, while demonstrating long-term efficacy and tolerability in animal models of PH1.

About Dicerna’s Dicer Substrate Technology

Dicerna’s proprietary RNAi molecules are known as Dicer substrates, or DsiRNAs, so called because they are processed by the Dicer enzyme, which is the initiation point for RNAi in the human cell cytoplasm. Dicerna’s discovery approach is believed to maximize RNAi potency because the DsiRNAs are structured to be ideal for processing by Dicer. Dicer processing enables the preferential use of the correct RNA strand of the DsiRNA, which may increase the efficacy of the RNAi mechanism, as well as the potency of the DsiRNA molecules relative to other molecules used to induce RNAi.

About Tekmira

Tekmira Pharmaceuticals Corporation is a biopharmaceutical company focused on advancing novel RNAi therapeutics and providing its leading lipid nanoparticle (LNP) delivery technology to pharmaceutical partners. Tekmira has been working in the field of nucleic acid delivery for over a decade, and has broad intellectual property covering its delivery technology. Further information about Tekmira can be found at www.tekmira.com. Tekmira is based in Vancouver, Canada and Seattle, USA.

About Dicerna

Dicerna Pharmaceuticals, Inc., is a biopharmaceutical company focused on the discovery and development of innovative treatments for rare, inherited diseases involving the liver and for cancers that are genetically defined. The company is using its proprietary RNA interference (RNAi) technology platform to build a broad pipeline in these therapeutic areas. In both rare diseases and oncology, Dicerna is pursuing targets that have been difficult to address using conventional approaches, but where connections between targets and diseases are well understood and documented. The company intends to discover, develop and commercialize novel therapeutics either on its own or in collaboration with pharmaceutical partners.

Cautionary Note on Forward-Looking Statements

This press release includes forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements. Applicable risks and uncertainties include that LNP technology may fail to deliver DCR-PH1 to the liver in human beings or otherwise fail to accelerate clinical development, and that clinical trials may not demonstrate the effectiveness of DCR-PH1. Additional risks, including those relating to Dicerna’s preclinical research and clinical development and other risks, are identified under the heading “Risk Factors” included in Dicerna’s most recent Form 10-Q filing and in other future filings with the SEC. The forward-looking statements contained in this press release reflect Dicerna’s current views with respect to future events, and Dicerna does not undertake and specifically disclaims any obligation to update any forward-looking statements.

References

[1]	Cochat, P, Rumsby, G. Primary hyperoxaluria. The New England Journal of Medicine 2013; 369(7): 649-658.
[2]	Rare Kidney Stone Consortium. Primary Hyperoxaluria. 2010. Available at: http://www.rarekidneystones.org/hyperoxaluria/physicians.html. Accessed October 14, 2014.

Investor Contacts:

Westwicke Partners

Yolanda Taylor, 617-366-6803

yolanda.taylor@westwicke.com

Media Contacts:

SmithSolve

Alex Van Rees, 973-442-1555 ext. 111

alex.vanrees@smithsolve.com

Attachment E-2.

Not For Immediate Release	November 17, 2014

Tekmira Announces Licensing and Collaboration Agreement with Dicerna

Tekmira’s LNP to enable Dicerna’s PH1 Candidate

Vancouver, B.C. – Tekmira Pharmaceuticals Corporation (NASDAQ:TKMR; TSX:TKM) a leading developer of RNA interference (RNAi) therapeutics, today announces a licensing and collaboration agreement with Dicerna Pharmaceuticals, Inc. Tekmira has licensed its proprietary lipid nanoparticle (LNP) delivery technology for exclusive use in Dicerna’s primary hyperoxaluria type 1 (PH1) development program.

Under the agreement, Dicerna will pay Tekmira $2.5 million upfront and payments of $22 million in aggregate development milestones, plus a mid-single-digit royalty on future PH1 sales. This new partnership also includes a supply agreement with Tekmira providing clinical drug supply and regulatory support in the rapid advancement of the product candidate.

The agreement announced today follows the successful testing and demonstration of positive results combining Tekmira’s LNP technology with DCR-PH1 in pre-clinical animal models.

Dicerna will use Tekmira’s third generation LNP technology for delivery of DCR-PH1, Dicerna’s Dicer substrate RNA (DsiRNA) molecule, for the treatment of PH1, a rare, inherited liver disorder that often results in kidney failure and for which there are no approved therapies.

“This new agreement validates our leadership position in RNAi delivery with LNP technology, and it underscores the significant value we can bring to partners who leverage our technology. Our LNP technology is enabling the most advanced applications of RNAi therapeutics in the clinic, and it continues to do so. We are excited to be working with Dicerna to be able to advance a needed therapeutic for the treatment of PH1,” said Dr. Mark J. Murray, Tekmira’s President and CEO.

“As a core pillar of our business strategy, we continue to engage in partnerships where our technology improves the risk profile and accelerates the development programs of our collaborators and provides meaningful non-dilutive financing to TKMR,” added Dr. Murray.

“Dicerna is focused on realizing the full clinical potential of our proprietary pipeline of highly targeted RNAi therapies by applying proven technologies,” said Douglas Fambrough, Ph.D., Chief Executive Officer of Dicerna. “By drawing on Tekmira’s extensive and deep experience with lipid nanoparticle delivery to the liver, the agreement will streamline the development path for DCR-PH1. We look forward to initiating Phase 1 trials of DCR-PH1 in 2015, aiming to fill a high unmet medical need for patients with PH1.”

About RNAi

RNAi therapeutics have the potential to treat a number of human diseases by “silencing” disease-causing genes. The discoverers of RNAi, a gene silencing mechanism used by all cells, were awarded the 2006 Nobel Prize for Physiology or Medicine. RNAi trigger molecules often require delivery technology to be effective as therapeutics.

About Tekmira’s LNP Technology

Tekmira believes its LNP technology represents the most widely adopted delivery technology for the systemic delivery of RNAi triggers. Tekmira’s LNP platform is being utilized in multiple clinical trials by Tekmira and its partners. Tekmira’s LNP technology (formerly referred to as stable nucleic acid-lipid particles, or SNALP) encapsulates RNAi triggers with high efficiency in uniform lipid nanoparticles that are effective in delivering these therapeutic compounds to disease sites. Tekmira’s LNP formulations are manufactured by a proprietary method which is robust, scalable and highly reproducible, and LNP-based products have been reviewed by multiple regulatory agencies for use in clinical trials. LNP formulations comprise several lipid components that can be adjusted to suit the specific application.

About Primary Hyperoxaluria Type 1 (PH1)

PH1 is a rare, inherited liver disorder that often results in severe damage to the kidneys. The disease can be fatal unless the patient undergoes a liver-kidney transplant, a major surgical procedure that is often difficult to perform due to the lack of donors and the threat of organ rejection. In the event of a successful transplant, the patient must live the rest of his or her life on immunosuppressant drugs, which have substantial associated risks. Currently, there are no FDA approved treatments for PH1.

PH1 is characterized by a genetic deficiency of the liver enzyme alanine:glyoxalate-aminotransferase (AGT), which is encoded by the AGXT gene. AGT deficiency induces overproduction of oxalate by the liver, resulting in the formation of crystals of calcium oxalate in the kidneys. Oxalate crystal formation often leads to chronic and painful cases of kidney stones and subsequent fibrosis (scarring), which is known as nephrocalcinosis. Many patients progress to end-stage renal disease (ESRD) and require dialysis or transplant. Aside from having to endure frequent dialysis, PH1 patients with ESRD may experience a build-up of oxalate in the bone, skin, heart and retina, with concomitant debilitating complications. While the true prevalence of primary hyperoxaluria is unknown, it is estimated to be one to three cases per one million people.1 Fifty percent of patients with PH1 reach ESRD by their mid-30s.2

About DCR-PH1

Dicerna is developing DCR-PH1, which is in preclinical development, for the treatment of PH1. DCR-PH1 is engineered to address the pathology of PH1 by targeting and destroying the messenger RNA (mRNA) produced by HAO1, a gene implicated in the pathogenesis of PH1. HAO1 encodes glycolate oxidase, a protein involved in producing oxalate. By reducing oxalate production, this approach is designed to prevent the complications of PH1. In preclinical studies, DCR-PH1 has been shown to induce potent and long-term inhibition of HAO1 and to significantly reduce levels of urinary oxalate, while demonstrating long-term efficacy and tolerability in animal models of PH1.

About Dicerna’s Dicer Substrate Technology

Dicerna’s proprietary RNAi molecules are known as Dicer substrates, or DsiRNAs, so called because they are processed by the Dicer enzyme, which is the initiation point for RNAi in the human cell cytoplasm. Dicerna’s discovery approach is believed to maximize RNAi potency because the DsiRNAs are structured to be ideal for processing by Dicer. Dicer processing enables the preferential use of the correct RNA strand of the DsiRNA, which may increase the efficacy of the RNAi mechanism, as well as the potency of the DsiRNA molecules relative to other molecules used to induce RNAi.

About Tekmira

Tekmira Pharmaceuticals Corporation is a biopharmaceutical company focused on advancing novel RNAi therapeutics and providing its leading lipid nanoparticle (LNP) delivery technology to pharmaceutical partners. Tekmira has been working in the field of nucleic acid delivery for over a decade, and has broad intellectual property covering its delivery technology. Further information about Tekmira can be found at www.tekmira.com. Tekmira is based in Vancouver, Canada and Seattle, USA.

About Dicerna

Dicerna Pharmaceuticals, Inc., is a biopharmaceutical company focused on the discovery and development of innovative treatments for rare, inherited diseases involving the liver and for cancers that are genetically defined. The company is using its proprietary RNA interference (RNAi) technology platform to build a broad pipeline in these therapeutic areas. In both rare diseases and oncology, Dicerna is pursuing targets that have been difficult to address using conventional approaches, but where connections between targets and diseases are well understood and documented. The company intends to discover, develop and commercialize novel therapeutics either on its own or in collaboration with pharmaceutical partners.

Forward-Looking Statements and Information

This news release contains “forward-looking statements” or “forward-looking information” within the meaning of applicable securities laws (collectively, “forward-looking statements”). Forward-looking statements in this news release include statements about Tekmira’s strategy, future operations, clinical trials, prospects and the plans of management; RNAi (ribonucleic acid interference) product development programs; the licensing and collaboration agreement with Dicerna; the upfront and development milestones, and royalties on future sales payable by Dicerna to Tekmira; the supply agreement with Dicerna; and initiation of Phase I trials of DCR-PH1 in 2015.

With respect to the forward-looking statements contained in this news release, Tekmira has made numerous assumptions regarding, among other things: LNP’s status as a leading RNAi delivery technology. While Tekmira considers these assumptions to be reasonable, these assumptions are inherently subject to significant business, economic, competitive, market and social uncertainties and contingencies.

Additionally, there are known and unknown risk factors which could cause Tekmira’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements contained herein. Known risk factors include, among others: the use of Tekmira’s LNP delivery technology for delivery of DCR-PH1 may have no positive effect on the treatment of PH1; Tekmira may not receive milestone payments or royalties from Dicerna in the quantum anticipated, or at all; the initiation of Phase I trials of DCR-PH1 may not occur as currently contemplated, or at all; Tekmira’s products may not prove to be effective or as potent as currently believed; the FDA may refuse to approve Tekmira’s products, or place restrictions on Tekmira’s ability to commercialize its products; Tekmira may not obtain and protect intellectual property rights, and operate without infringing on the intellectual property rights of others; Tekmira may face competition from other pharmaceutical or biotechnology companies and the possibility that other organizations have made advancements in RNAi delivery technology that Tekmira is not aware of; anticipated pre-clinical and clinical trials may be more costly or take longer to complete than anticipated, and may never be initiated or completed, or may not generate results that warrant future development of the tested drug candidate; and economic and capital market conditions.

A more complete discussion of the risks and uncertainties facing Tekmira appears in Tekmira’s Annual Report on Form 10-K and Tekmira’s continuous disclosure filings, which are available at www.sedar.com or at www.sec.gov. All forward-looking statements herein are qualified in their entirety by this cautionary statement, and Tekmira disclaims any obligation to revise or update any such forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments, except as required by law.

###

References

[1]	Cochat, P, Rumsby, G. Primary hyperoxaluria. The New England Journal of Medicine 2013; 369(7): 649-658.
[2]	Rare Kidney Stone Consortium. Primary Hyperoxaluria. 2010. Available at: http://www.rarekidneystones.org/hyperoxaluria/physicians.html. Accessed October 14, 2014.

Investor Contacts: Tekmira: Julie P. Rezler Director, Investor Relations Phone: 604-419-3200 Email: jrezler@tekmira.com	Media Contacts: Tekmira: Please direct all media inquiries to media@tekmira.com